UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DMC Global Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-0608431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11800 Ridge Parkway, Suite 300 Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On June 5, 2024, the Board of Directors of DMC Global Inc., a Delaware corporation (the “Company”), declared a dividend of one right (a “Right”) in respect of each share of the Company’s common stock, $0.05 par value per share, held of record as of the close of business on June 17, 2024 (the “Record Time”) payable in respect of each such share at the Record Time. As provided in the Rights Agreement (as defined below), one Right will be issued in respect of each share of Common Stock issued after the Record Time and prior to the Separation Time (as defined in the Rights Agreement). Each Right initially represents the right to purchase one one-thousandth of a share of Series B Participating Preferred Stock, upon terms and subject to the conditions set forth in the Rights Agreement. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of June 5, 2024, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”).

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the Certificate of Designation, Preferences and Rights) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Item 1.01 of the Company’s Current Report on Form 8-K filed on June 6, 2024 and is qualified in its entirety by reference to the full text of the Rights Agreement and such exhibits thereto.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Stockholder Protection Rights Agreement, dated as of June 5, 2024, between DMC Global Inc. and Computershare Trust Company, N.A., as Rights Agent, including forms of Rights Certificate and Election to Exercise as Exhibit A thereto and Certificate of Designation, Preferences and Rights as Exhibit B thereto (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 6, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DMC GLOBAL INC.

	By:	/s/ Michael Kuta
Name: Michael Kuta
Title: Chief Executive Officer

Date: June 6, 2024